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                                                  EXHIBIT 4.2

This instrument constitutes part of a prospectus covering securities that have been registered under the securities act of 1933.


                SERVICEMASTER LIMITED PARTNERSHIP
          1994 NON-EMPLOYEE DIRECTORS SHARE OPTION PLAN

                      _____________________


     1. Purpose. The purpose of the ServiceMaster Limited Partnership 1994 Non-Employee Directors Share Option Plan (the "Plan") is to attract, retain and compensate highly-qualified individuals who are not current employees of ServiceMaster Limited Partnership ("ServiceMaster") or any affiliate thereof as members of the Board of Directors of ServiceMaster Management Corporation (the "Board of Directors") and to enable them to increase their ownership and/or their right to ownership of ServiceMaster limited partnership shares ("ServiceMaster Shares"). The Plan will be beneficial to ServiceMaster and its shareholders in that it will allow these Directors to have a greater personal financial stake in ServiceMaster through the ownership of ServiceMaster Shares and will underscore their common interest and identification with shareholders to increase the value of ServiceMaster Shares.
     2. Eligibility. All members of the Board of Directors who are not current employees of ServiceMaster or any subsidiary or affiliated company at the time of the award of an option ("Non-Employee Directors") are eligible to participate in the Plan.
     3. Shares Subject to the Plan. The total number of ServiceMaster Shares for which options may be granted under the Plan shall not exceed 250,000 (as adjusted as provided in Section

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7 hereof).    Shares issued pursuant to the exercise of options
granted under the Plan may be either authorized and previously unissued shares, issued shares which have been repurchased by ServiceMaster, or any combination thereof. If any option granted under the Plan shall terminate, expire or (with the consent of the optionee) is canceled without having been exercised in full, new options may be granted with respect to such shares without again being charged against the maximum share limitation set forth above.
     4. Administration. (a) The Plan shall be administered by the Non-Employee Directors Option Committee (the "Committee"), the members of which shall be limited to persons who qualify as independent members of the Board of Directors. The Committee may consist of all of such persons or such lesser number as may be selected by the independent members of the Board of Directors.
     (b) The Committee may from time to time adopt rules for carrying out the provisions and purposes of the Plan. The interpretation and construction by the Committee of any of the provisions of, and the determination of any questions arising under, the Plan or any such rule or any agreement evidencing options granted under the Plan shall be final, binding and conclusive on all persons interested in the Plan.
     (c) The Secretary of ServiceMaster Management Corporation is authorized to implement the Plan in accordance with its terms and to take such actions of a ministerial nature as are necessary to effectuate the intent and purpose of the Plan.
     (d)  The validity, construction and effect of the Plan and any

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rules relating to the Plan shall be determined in accordance with the laws of the State of Delaware without regard to its conflicts of law principles.
     5. Awards of Options. Options to purchase 5,000 ServiceMaster Shares shall be offered to each Non-Employee Director promptly after the Plan has been effected. Thereafter, options shall be offered to Non-Employee Directors at such times and in such amounts as shall be established by the Committee.
     6. Consideration for Options. (a) There shall be required from each Non-Employee Director to whom an option is offered under this Plan, as consideration for the option and as a condition to the receipt of the option, the payment in cash in the amount set forth in paragraph (b) below. An option shall not be considered as granted until such payment has been received by ServiceMaster. If any prospective recipient does not make such payment at the time established by the Committee for the delivery of option documents to the prospective recipient, the grant of the option shall be rescinded and the shares subject to such option shall again become available for use under the Plan. The date established for the delivery of option documents shall be in reasonably close proximity to the date on which the option was offered.
     (b) The consideration for the first options granted under this Plan shall be $7,500 for each option ($1.50 per option share). The Committee shall establish the amount of consideration for options subsequently granted.

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     7.   Terms and Conditions of Options.  All options shall be
evidenced by option agreements which shall be in such form as the Committee may from time to time approve and shall be executed on behalf of ServiceMaster by the Chairman or the President of ServiceMaster. Each option agreement shall be subject to the Plan and, in addition to such other terms and conditions as the Committee may deem desirable, shall provide in substance as follows:
          (a) Exercise Price. The exercise price per share for which each option is exercisable shall be equal to 100% of the fair market value of a ServiceMaster Share as of the date such option is offered ("Fair Market Value"). Such Fair Market Value shall be the closing sale price of the ServiceMaster Shares on the trading day next preceding the date on which the option is offered as reported on the New York Stock Exchange Composite Tape. The exercise price shall be subject to adjustment as provided in Section 7 hereof.
          (b) Term of Options. The option shall expire 10 years from the date of the grant but shall be subject to earlier termination as hereinafter provided. If a Non-Employee Director subsequently becomes an employee of the Company while remaining a member of the Board of Directors, any options held under the Plan by such person at the time of such commencement of employment shall not be affected.
          (c) Effect of Termination of Service as a Director. The option shall be exercisable after the date of termination of the optionee's service as a member of the Board of Directors

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     only in accordance with the following rules:
               (1) Upon the death of the optionee, the option shall become immediately exercisable in full. The option may be exercised at any time within one year after death by the optionee's executor or administrator or by the distributee to whom such options may have been transferred by will or by the laws of descent and distribution.
               (2) If the optionee's service as a director terminates for any reason other than death, the option may be exercised by the optionee to the extent vested within six months after such termination of service. If the optionee should die within such six-month period, the option may be exercised at any time within one year after such death by the optionee's executor or administrator or by the distributee to whom such options may have been transferred by will or by the laws of descent and distribution.
     The foregoing provisions shall not extend the period during which the option may be exercised beyond the date it expires by its terms.
          (d) Exercise Procedure. The option shall be exercisable only by giving ServiceMaster a written notice of exercise, accompanied by full payment of the exercise price either (i) in cash or (ii) in ServiceMaster Shares having a then fair market value equal to the exercise price or (iii) a

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     combination of cash and ServiceMaster Shares which in the
     aggregate are equal in value to the exercise price. At the discretion of the Committee, the option agreement may provide that ServiceMaster Shares may be issued in the name of the optionee and another person jointly with the right of survivorship.
          (e) Nontransferability. The option shall not be transferable by the optionee except that the following transfers may be made: (i) transfers by will or by the laws of descent and distribution, and (ii) transfers to organizations which qualify as charitable organizations under section 501(c)(3) of the Internal Revenue Code of 1986, as amended. During the lifetime of the optionee, the option may be exercised only by the optionee or by such optionee's legal representative or by an authorized representative of a charitable organization to which the option has been duly transferred.
          (f) Withholding of Taxes. It shall be a condition to the obligation of ServiceMaster to issue ServiceMaster Shares upon the exercise of the option that the optionee pay to ServiceMaster, upon its demand, such amount, if any, as may be requested by ServiceMaster for the purpose of satisfying its liability to withhold federal, state or local income or other taxes incurred by reason of the exercise of the option. Such payment may be made by reducing the number of ServiceMaster Shares which would otherwise be issued by the number of shares

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     which, at their then current value, covers ServiceMaster's withholding obligation. If the amount requested is not paid, ServiceMaster may refuse to issue ServiceMaster Shares upon the exercise of the option.

     8. Adjustment Upon Changes in ServiceMaster Shares; Stock of ServiceMaster Incorporated of Delaware. (a) The Board of Directors shall make or provide for such adjustments in the option price and in the number or kind of shares or other securities covered by outstanding options as the Board of Directors in its sole discretion, exercised in good faith, shall determine is equitably required to prevent dilution or enlargement of rights of optionees that would otherwise result from (i) any share dividend, share split, combination of shares, issuance of rights or warrants to purchase shares, recapitalization or other changes in the capital structure of ServiceMaster; (ii) any merger, consolidation, reorganization or partial or complete liquidation, or (iii) any other transaction or event having an effect similar to any of the foregoing. The determination of the Board of Directors as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.
     (b) Anything in the foregoing to the contrary notwithstanding, at the time when the Reincorporating Merger as approved by the shareholders of ServiceMaster in January 1991 becomes effective, each outstanding option for ServiceMaster Shares shall, without further action by the Board of Directors or the Committee, become an option for a like number of shares of common

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stock of ServiceMaster Incorporated of Delaware; and each option which is thereafter granted under the Plan shall be an option for shares of common stock of ServiceMaster Incorporated of Delaware. All references in this Plan to "ServiceMaster Shares" shall thereafter be deemed to mean references to shares of common stock of ServiceMaster Incorporated of Delaware and all references in this Plan to the "Board of Directors" shall thereafter be deemed to mean references to the Board of Directors of ServiceMaster Incorporated of Delaware.
     9. Fractional Shares. No fractional shares shall be issued pursuant to any option granted hereunder. Any fractional share resulting from an adjustment pursuant to Section 7 shall be eliminated.
     10. Government Regulations. The Plan, the grant and the exercise of options hereunder, and ServiceMaster's obligation and deliver ServiceMaster Shares pursuant to any such exercise, shall be subject to all applicable federal and state laws, rules, regulations.
     11. Term of the Plan. The Plan shall become effective on the date of its approval by the Board of Directors. The period during which grants of options may be made under the Plan shall terminate on December 31, 2004, unless the Plan is terminated earlier by the Board of Directors.
     12. Amendment, Suspension or Termination of the Plan. (a) The Board of Directors at any time and from time to time may amend or suspend the Plan, and the Board of Directors may at any time

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terminate the Plan, provided, however, that without the written consent of the optionee, no amendment, suspension or termination of the Plan shall adversely affect any option previously granted under the Plan (but it shall be conclusively presumed that any adjustment or change as provided in Section 7 does not adversely affect any such right).
     (b) Termination of the Plan, whether by lapse of time or action by the Board of Directors pursuant to paragraph 12, shall not affect outstanding options which have been granted prior to such termination, and all unexpired options shall continue in full force and effect after the termination of the Plan except as they shall lapse by their own terms. The terms of the Plan shall continue to apply to such options.
     13. No Right to Continue as Director. Neither this Plan nor the granting of an option hereunder nor any other action taken with respect to this Plan shall constitute or be evidence of any agreement or understanding, express or implied, that a director has a right to continue as a member of the Board of Directors for any period of time, or at any particular rate of compensation.

                              -oOo-